EXHIBIT 23(1)

INDEPENDENT AUDITORS’ CONSENT

     We consent to the incorporation by reference in this Registration Statement of Norstan, Inc. on Form S-3 of: (i) our report dated June 7, 2002 (except for Note 6 as to which the date is July 12, 2002), appearing in the Annual Report on Form 10-K of Norstan, Inc. for the year ended April 30, 2002, and (ii) our report dated December 4, 2002, appearing in the Current Report on Form 8-K of Norstan, Inc. filed with the Securities and Exchange Commission on February 3, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Minneapolis, Minnesota
June 20, 2003